                                                                    Exhibit 2(a)

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  MAPICS, INC.,

                            FP ACQUISITION SUB, INC.,

                                       AND

                                 FRONTSTEP, INC.


                          DATED AS OF NOVEMBER 24, 2002






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

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER.................................1

   1.1      Merger.........................................................1
   1.2      Time and Place of Closing......................................2
   1.3      Effective Time.................................................2

ARTICLE 2 TERMS OF MERGER..................................................2

   2.1      Charter........................................................2
   2.2      Bylaws.........................................................2
   2.3      Directors and Officers.........................................2

ARTICLE 3 MANNER OF CONVERTING SHARES......................................3

   3.1      Conversion of Shares...........................................3
   3.2      Anti-Dilution Provisions.......................................3
   3.3      Dissenting Shareholders........................................4
   3.4      Fractional Shares..............................................4
   3.5      Conversion of Stock Options....................................4

ARTICLE 4 EXCHANGE OF SHARES...............................................6

   4.1      Exchange Procedures............................................6
   4.2      Rights of Former Frontstep Shareholders........................7
   4.3      Other Transactions.............................................8

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF FRONTSTEP......................8

   5.1      Organization, Standing, and Power..............................8
   5.2      Authority of Frontstep; No Breach By Agreement.................8
   5.3      Capital Stock.................................................10
   5.4      Frontstep Subsidiaries........................................10
   5.5      SEC Filings; Financial Statements.  Except as disclosed
             in Section 5.5 of the Frontstep Disclosure Memorandum,.......11
   5.6      Absence of Undisclosed Liabilities............................12
   5.7      Absence of Certain Changes or Events..........................12
   5.8      Tax Matters...................................................12
   5.9      Assets........................................................14
   5.10     Intellectual Property.........................................15
   5.11     Environmental Matters.........................................16
   5.12     Compliance with Laws..........................................16
   5.13     Labor Relations...............................................17
   5.14     Employee Benefit Plans........................................18
   5.15     Material Contracts............................................20
   5.16     Shareholders' Voting Agreements...............................21
   5.17     Legal Proceedings.............................................21
   5.18     Reports.......................................................21
   5.19     Statements True and Correct...................................22

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   5.20     Tax and Regulatory Matters....................................22
   5.21     State Takeover Laws...........................................23
   5.22     Charter Provisions............................................23
   5.23     Opinion of Financial Advisor..................................23
   5.24     Board Recommendation..........................................23
   5.25     Debt..........................................................23

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF MAPICS........................24

   6.1      Organization, Standing, and Power.............................24
   6.2      Authority; No Breach By Agreement.............................24
   6.3      Capital Stock.................................................25
   6.4      SEC Filings; Financial Statements.............................26
   6.5      Absence of Undisclosed Liability..............................26
   6.6      Absence of Certain Changes or Events..........................26
   6.7      Compliance with Laws..........................................27
   6.8      Legal Proceedings.............................................27
   6.9      Statements True and Correct...................................28
   6.10     State Takeover Laws...........................................28
   6.11     Charter Provision.............................................29
   6.12     Board Recommendation..........................................29
   6.13     Authority of Sub..............................................29
   6.14     Tax and Regulatory Matters....................................29
   6.15     Rights Agreement and Other Agreements.........................30

ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION........................30

   7.1      Affirmative Covenants of Frontstep............................30
   7.2      Negative Covenants of Frontstep...............................31
   7.3      Covenants of MAPICS...........................................33
   7.4      Adverse Changes in Condition..................................33
   7.5      Reports.......................................................33
   7.6      Payment of Certain Taxes......................................34

ARTICLE 8 ADDITIONAL AGREEMENTS...........................................34

   8.1      Registration Statement; Proxy Statement; Shareholder
             Approval.....................................................34
   8.2      Other Offers, Etc.............................................36
   8.3      Nasdaq National Market Listing................................37
   8.4      Antitrust Notification; Consents of Regulatory Authorities....37
   8.5      Filings with State Offices....................................38
   8.6      Agreement as to Efforts to Consummate.........................38
   8.7      Investigation and Confidentiality.............................38
   8.8      Press Releases................................................39
   8.9      Tax Treatment.................................................39
   8.10     State Takeover Laws...........................................39
   8.11     Charter Provisions............................................40
   8.12     Agreement of Affiliates.......................................40
   8.13     Employee Benefits and Contracts...............................40
   8.14     Indemnification...............................................41

                                      -ii-
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ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...............42

   9.1      Conditions to Obligations of Each Party.......................42
   9.2      Conditions to Obligations of MAPICS...........................44
   9.3      Conditions to Obligations of Frontstep........................46

ARTICLE 10 TERMINATION....................................................48

   10.1     Termination...................................................48
   10.2     Effect of Termination.........................................49
   10.3     Non-Survival of Representations and Covenants.................49

ARTICLE 11 MISCELLANEOUS..................................................50

   11.1     Definitions...................................................50
   11.2     Expenses......................................................60
   11.3     Brokers and Finders...........................................61
   11.4     Entire Agreement..............................................62
   11.5     Amendments....................................................62
   11.6     Waivers.......................................................62
   11.7     Assignment....................................................63
   11.8     Notices.......................................................63
   11.9     Governing Law.................................................64
   11.10    Counterparts..................................................64
   11.11    Captions; Articles and Sections...............................64
   11.12    Interpretations...............................................64
   11.13    Enforcement of Agreement......................................65
   11.14    Severability..................................................65

                                      -iii-

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                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION                                           PAGE
-------           -----------                                           ----

Exhibit 1      Voting Agreements............................................1
Exhibit 2      Restructuring Agreement.....................................10
Exhibit 3      Affiliates Agreement........................................40
Exhibit 4      New Foothill Warrant........................................56





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
                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of November 24, 2002, by and among MAPICS, INC. ("MAPICS"), a Georgia corporation; FP ACQUISITION SUB, INC. ("SUB"), a Georgia corporation; and FRONTSTEP, INC. ("FRONTSTEP"), an Ohio corporation.

                                    PREAMBLE

         The respective Boards of Directors of Frontstep, Sub and MAPICS believe that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Frontstep by MAPICS pursuant to the merger of Sub with and into Frontstep. At the effective time of such Merger, the outstanding shares of the capital stock of Frontstep shall be converted into the right to receive shares of the common stock of MAPICS (except as provided herein). As a result, shareholders of Frontstep shall become shareholders of MAPICS and Frontstep shall continue to conduct its business and operations as a wholly owned subsidiary of MAPICS. The transactions described in this Agreement are subject to the approvals of the shareholders of Frontstep, the shareholders of MAPICS, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code.

         Concurrently with the execution and delivery of this Agreement, as a condition and inducement to MAPICS's willingness to enter into this Agreement, certain of the holders of the outstanding shares of Frontstep Common Stock, Frontstep Preferred Stock and the Frontstep Note Warrants and the Series A Warrants have executed and delivered to MAPICS an agreement in substantially the form of Exhibit 1 (the "VOTING AGREEMENTS"), pursuant to which they have agreed, among other things, subject to the terms of such Voting Agreement, to vote the shares of Frontstep Common Stock over which such Persons have voting power to approve and adopt this Agreement.

         Certain capitalized terms used in this Agreement are defined in Section
11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                   ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER

1.1      MERGER.

         Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Frontstep in accordance with the provisions of Section 1701.78 of the Ohio Revised Code ("ORC") and with the effect provided in Section 1701.82 of the ORC and Section 14-2-1107 of the Georgia Business Corporation Code ("GBCC") and with the effect provided in
Section 14-2-1106 of the GBCC (the "MERGER"). Frontstep shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of MAPICS and shall continue to be governed by the Laws of the State of Ohio. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Frontstep, Sub and MAPICS and by MAPICS, as the sole shareholder of Sub.

1.2 TIME AND PLACE OF CLOSING.

         The closing of the transactions contemplated hereby (the "CLOSING") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at Alston & Bird, LLP, 1201 West Peachtree Street, Atlanta, Georgia or at such location as may be mutually agreed upon by the Parties.

1.3 EFFECTIVE TIME.

         The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Ohio and the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "EFFECTIVE TIME"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Frontstep and shareholders of MAPICS approve this Agreement to the extent such approval is required by applicable Law.

                            ARTICLE 2 TERMS OF MERGER

2.1 CHARTER.

         The Articles of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed; provided that such Articles of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be "Frontstep, Inc."

2.2 BYLAWS.

         The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Code of Regulations of the Surviving Corporation until duly amended or repealed.

2.3 DIRECTORS AND OFFICERS.

         The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving

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Corporation from and after the Effective Time in accordance with the Code of
Regulations of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Code of Regulations of the Surviving Corporation.

                      ARTICLE 3 MANNER OF CONVERTING SHARES

3.1 CONVERSION OF SHARES.

         Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of MAPICS, Frontstep, Sub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Frontstep Common Stock.

         (b) Each share of Frontstep Common Stock (excluding shares held by any Frontstep Entity or any MAPICS Entity, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that fraction of a share of MAPICS Common Stock equal to (i) 4,200,000 shares DIVIDED BY (ii) the total number of shares of Frontstep Common Stock (assuming the conversion of all outstanding shares of the Frontstep Preferred Stock and the exercise of the Frontstep Note Warrants) outstanding immediately prior to the Effective Time (the "EXCHANGE RATIO") .

         (c) Pursuant to the MAPICS Rights Agreement, each share of MAPICS Common Stock issued in connection with the Merger upon conversion of Frontstep Common Stock shall be accompanied by a MAPICS Right.

         (d) Each of the shares of Frontstep Common Stock held by any Frontstep Entity or by any MAPICS Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.2 ANTI-DILUTION PROVISIONS.

         In the event MAPICS changes the number of shares of MAPICS Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

3.3 DISSENTING SHAREHOLDERS.

         Any holder of shares of Frontstep Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 1701.85 of the ORC shall be entitled to receive from MAPICS or the Surviving Corporation the fair value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the ORC and, if required by such provisions of the ORC, surrendered to Frontstep the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Frontstep fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, MAPICS shall issue and deliver the consideration to which such holder of shares of Frontstep Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Frontstep Common Stock held by such holder. If and to the extent required by applicable Law, MAPICS shall cause the Surviving Corporation to establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

3.4 FRACTIONAL SHARES.

         Notwithstanding any other provision of this Agreement, each holder of shares of Frontstep Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MAPICS Common Stock (after taking into account all certificates delivered by such holder) shall receive from MAPICS, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of MAPICS Common Stock multiplied by the market value of one share of MAPICS Common Stock at the Effective Time. The market value of one share of MAPICS Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by MAPICS) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.5 CONVERSION OF STOCK OPTIONS.

         (a) At the Effective Time, each option or other Equity Right to purchase shares of Frontstep Common Stock pursuant to stock options or stock appreciation rights ("FRONTSTEP OPTIONS") granted by Frontstep under the Frontstep Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, but excluding any Frontstep Options issued pursuant to the Director Plan, shall be converted into and become rights with respect to MAPICS Common Stock, and MAPICS shall assume each Frontstep Option, in accordance with the terms of the Frontstep Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) MAPICS and its Compensation Committee shall be substituted for Frontstep and the Committee of Frontstep's Board of Directors (including, if applicable, the entire Board of Directors of Frontstep) administering such Frontstep Stock Plan,

(ii) each Frontstep Option assumed by MAPICS may be exercised solely for shares of MAPICS Common Stock (or cash, if so provided under the terms of such Frontstep Option), (iii) the number of shares of MAPICS Common Stock subject to such Frontstep Option shall be equal to the number of shares of Frontstep Common Stock subject to such Frontstep Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Frontstep Option shall be adjusted by dividing the per share exercise price under each such Frontstep Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, MAPICS shall not be obligated to issue any fraction of a share of MAPICS Common Stock upon exercise of Frontstep Options and any fraction of a share of MAPICS Common Stock that otherwise would be subject to a converted Frontstep Option shall represent the right to receive a cash payment upon exercise of such converted Frontstep Option equal to the product of such fraction and the difference between the market value of one share of MAPICS Common Stock at the time of exercise of such converted Frontstep Option and the per share exercise price of such converted Frontstep Option. The market value of one share of MAPICS Common Stock at the time of exercise of a converted Frontstep Option shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by MAPICS) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5, each Frontstep Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of Frontstep and MAPICS agrees to take all steps reasonably necessary to effectuate the foregoing provisions of this Section 3.5, including using its reasonable efforts to obtain from each holder of a Frontstep Option any Consent or Contract that may reasonably be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.5, which Consent or Contract shall be in form and content reasonably acceptable to Frontstep and MAPICS. Anything in this Agreement to the contrary notwithstanding, MAPICS shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 3.5 to a former holder of a Frontstep Option who has not delivered such Consent or Contract.

         (b) The Board of Directors of Frontstep or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Frontstep of Frontstep Common Stock, Frontstep Options or other equity securities of Frontstep pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of MAPICS or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by the Frontstep Insiders (as defined below) of MAPICS Common Stock or other equity securities of MAPICS pursuant to the Merger or the other transactions contemplated by this Agreement (to the extent such equity securities are listed in the Section 16 Information, as defined below) is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 3.5(b), the term "FRONTSTEP INSIDERS" means those officers and directors of Frontstep who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of MAPICS in conjunction with the Merger, and the term "SECTION 16 INFORMATION" means information provided by Frontstep that is accurate in all respects regarding Frontstep Insiders and the number of shares of MAPICS Common Stock or other MAPICS equity securities to be acquired by each such Frontstep Insider in connection with the Merger and other transactions contemplated by this Agreement.

          (c) At the Effective Time, the Foothill Warrant shall be cancelled and exchanged for the New Foothill Warrant.

                          ARTICLE 4 EXCHANGE OF SHARES

4.1 EXCHANGE PROCEDURES.

         (a) Promptly after the Effective Time, MAPICS shall make available to MAPICS's transfer agent or another exchange agent selected by MAPICS (the "EXCHANGE AGENT") for exchange in accordance with this Section 4.1 the shares of MAPICS Common Stock issuable pursuant to this Agreement and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 3.4. Promptly after the Effective Time, MAPICS and Frontstep shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represented shares of Frontstep Common Stock immediately prior to the Effective Time (the "CERTIFICATES") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of Frontstep Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Frontstep Common Stock represented by Certificates that is not registered in the transfer records of Frontstep, the consideration provided in
Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of
(i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as MAPICS and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. MAPICS shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 3.1.

         (b) After the Effective Time, each holder of shares of Frontstep Common Stock (other than shares to be canceled pursuant to Section 3.1(d) or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares (or deliver an affidavit of lost stock certificate, together with such bond, security or indemnity agreement as the Exchange Agent may reasonably require) to the Exchange Agent and shall promptly upon surrender or delivery thereof receive in exchange therefor the consideration provided in Section 3.1 (without interest thereon) pursuant to Section 3.2. To the extent required by Section 3.4, each holder of shares of Frontstep Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of MAPICS Common Stock to which such holder may be otherwise entitled (without interest). MAPICS shall not be obligated to deliver the consideration to which any former holder of Frontstep Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1.

         (c) Each of MAPICS, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Frontstep Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by MAPICS, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Frontstep Common Stock in respect of which such deduction and withholding was made by MAPICS, the Surviving Corporation or the Exchange Agent, as the case may be.

         (d) Any other provision of this Agreement notwithstanding, none of MAPICS, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Frontstep Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of Frontstep shall constitute ratification of the appointment of the Exchange Agent.

4.2 RIGHTS OF FORMER FRONTSTEP SHAREHOLDERS.

         At the Effective Time, the stock transfer books of Frontstep shall be closed as to holders of Frontstep Common Stock immediately prior to the Effective Time and no transfer of Frontstep Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Frontstep Common Stock (other than shares to be canceled pursuant to Section 3.1(d) or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Frontstep in respect of such shares of Frontstep Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of Frontstep shall be entitled to vote after the Effective Time at any meeting of MAPICS shareholders the number of whole shares of MAPICS Common Stock into which their respective shares of Frontstep Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing MAPICS Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by MAPICS on the MAPICS Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of MAPICS Common Stock issuable pursuant to this Agreement, but from and after the Effective Time no dividend or other distribution payable to the holders of record of MAPICS Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange (or delivers an affidavit of lost stock certificate, together with such bond, security or indemnity agreement as the Exchange Agent may reasonably require) as provided in Section 4.1. However, upon surrender of such Certificate or delivery of such affidavit, both the MAPICS Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate or affidavit.

4.3 OTHER TRANSACTIONS.

         At the Effective Time, MAPICS shall (a) pay to Lawrence Fox ("FOX"), against delivery by Fox to the Surviving Corporation for surrender and cancellation of all Convertible Notes owned, of record or beneficially, by Fox, the principal amount of and all accrued but unpaid interest on such Convertible Notes; (b) issue and deliver the New Notes upon satisfaction of the condition set forth in Section 9.2(m) and as provided therein; and (c) issue and deliver the New Mitsui Notes upon satisfaction of the condition set forth in Section 9.2(q) and as provided therein; and MAPICS shall issue and deliver the New Foothill Warrant to Foothill against surrender by Foothill of the Foothill Warrant for cancellation. At the Effective Time, MAPICS shall pay in full all obligations under the Frontstep Credit Facility then outstanding.

              ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF FRONTSTEP

         Frontstep hereby represents and warrants to MAPICS and Sub as follows:

5.1 ORGANIZATION, STANDING, AND POWER.

         Frontstep is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Ohio, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets as the same are now owned, leased or operated. Frontstep is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect. The minute book and other organizational documents for Frontstep have been made available to MAPICS for its review and, except as disclosed in Section 5.1 of the Frontstep Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof.

5.2 AUTHORITY OF FRONTSTEP; NO BREACH BY AGREEMENT.

         (a) Frontstep has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval and adoption of this Agreement and the Merger by Frontstep's shareholders in accordance with this Agreement and Ohio law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Frontstep, subject to the approval and adoption of this Agreement by the holders of two-thirds of the outstanding shares of Frontstep Common Stock as contemplated by Section 8.1, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Frontstep (assuming the conversion of all outstanding shares of Frontstep Preferred Stock prior to the record date for the Frontstep Shareholder Meeting). Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Frontstep, enforceable against Frontstep in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by Frontstep, nor the consummation by Frontstep of the transactions contemplated hereby, nor compliance by Frontstep with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Frontstep's Articles of Incorporation or Code of Regulations or the certificate or articles of incorporation or bylaws (or equivalent documents) of any Frontstep Subsidiary or any resolution adopted by the board of directors or the shareholders of any Frontstep Entity, or (ii) except as disclosed in Section 5.2 of the Frontstep Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Frontstep Entity under, any Contract or Permit of any Frontstep Entity where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) or (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Frontstep Entity or any of their respective material Assets (including any MAPICS Entity or any Frontstep Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Frontstep Entity being reassessed or revalued by any Regulatory Authority ).

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Frontstep of the Merger and the other transactions contemplated in this Agreement.

5.3 CAPITAL STOCK.

         (a) The authorized capital stock of Frontstep consists of (i) 20,000,000 shares of Frontstep Common Stock, of which 7,568,218 shares are issued and outstanding as of the date of this Agreement and not more than 15,944,497 shares will be issued and outstanding at the Effective Time, and (ii) 1,000,000 shares of Frontstep Preferred Stock, of which 566,933 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Frontstep are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Frontstep has been issued in violation of any preemptive rights of the current or past shareholders of Frontstep.

         (b) Except as set forth in Section 5.3(a), or as disclosed in Section 5.3(b) of the Frontstep Disclosure Memorandum, there are no shares of capital stock or other equity securities of Frontstep outstanding and no outstanding Equity Rights relating to the capital stock of Frontstep. Except as specifically contemplated by this Agreement or as disclosed in Section 5.3(b) of the Frontstep Disclosure Memorandum, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of Frontstep.

         (c) Each holder of Frontstep Preferred Stock and Frontstep have executed and delivered the Restructuring Agreement, and a true and correct copy of the Restructuring Agreement, as so executed and delivered, is attached hereto as Exhibit 2.

5.4 FRONTSTEP SUBSIDIARIES.

         Frontstep has disclosed in Section 5.4 of the Frontstep Disclosure Memorandum each of the Frontstep Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Frontstep Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Frontstep Disclosure Memorandum, Frontstep or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Frontstep Subsidiary. No capital stock (or other equity interest) of any Frontstep Subsidiary is or may become required to be issued (other than to another Frontstep Entity) by reason of any Equity Rights, and there are no Contracts by which any Frontstep Subsidiary is bound to issue (other than to another Frontstep Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Frontstep Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Frontstep Subsidiary (other than to another Frontstep Entity). Except as set forth in Section 5.4 of the Frontstep Disclosure Memorandum, there are no Contracts relating to the rights of any Frontstep Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Frontstep Subsidiary. Except as set forth in Section 5.4 of the Frontstep Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each Frontstep Subsidiary held by a Frontstep Entity are fully paid and nonassessable and are owned by the Frontstep Entity free and clear of any Lien. Except as disclosed in Section 5.4 of the Frontstep Disclosure Memorandum, each Frontstep Subsidiary is a corporation, limited liability company, limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Frontstep Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect. The minute book and other organizational documents for each Frontstep Subsidiary have been made available to MAPICS for its review, and, except as disclosed in Section 5.4 of the Frontstep Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors or other governing body and shareholders or other owners thereof.

5.5 SEC FILINGS; FINANCIAL STATEMENTS. Except as disclosed in Section 5.5 of the Frontstep Disclosure Memorandum,

         (a) Frontstep has timely filed and made available to MAPICS all SEC Documents required to be filed by Frontstep since June 30, 1999 (the "FRONTSTEP SEC REPORTS"). The Frontstep SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, including without limitation, the inclusion of the certifications required by Rule 15d-14 under the Exchange Act, and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Frontstep SEC Reports or necessary in order to make the statements in such Frontstep SEC Reports, in light of the circumstances under which they were made, not misleading. No Frontstep Subsidiary is required to file any SEC Documents.

         (b) Each of the Frontstep Financial Statements (including, in each case, any related notes) contained in the Frontstep SEC Reports, including any Frontstep SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Frontstep and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

5.6 ABSENCE OF UNDISCLOSED LIABILITIES.

         Except as disclosed in Section 5.6 of the Frontstep Disclosure Memorandum, no Frontstep Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Frontstep as of June 30, 2002 and September 30, 2002, included in the Frontstep Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. Except as disclosed in Section 5.6 of the Frontstep Disclosure Memorandum, no Frontstep Entity has incurred or paid any Liability since June 30, 2002, except for such Liabilities incurred or paid
(i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since June 30, 2002, except as disclosed in the Frontstep Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 5.7 of the Frontstep Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect, and
(ii) none of the Frontstep Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Frontstep provided in
Article 7.

5.8 TAX MATTERS.

         Except as disclosed in Section 5.8 of the Frontstep Disclosure
Memorandum:

         (a) All Frontstep Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, except where the failure to timely file such Tax Returns would not have a Frontstep Material Adverse Effect, and such Tax Returns, when filed, were correct and complete in all material respects. None of the Frontstep Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Frontstep Entities (whether or not shown on any Tax Return) have been fully and timely paid other than such Taxes not yet due or payable that are adequately reserved against in the consolidated balance sheets of Frontstep as of June 30, 2002 and September 30, 2002 included in the Frontstep Financial Statements delivered prior to the date of this Agreement. There are no Liens for any Taxes (other than a Lien for current Taxes not yet due and payable) on any of the Assets of any of the Frontstep Entities. No claim has ever been made by an authority in a jurisdiction where any Frontstep Entity does not file a Tax Return that such Frontstep Entity may be subject to Taxes by that jurisdiction.

         (b) None of the Frontstep Entities has received any notice of assessment or proposed assessment in connection with any Taxes, other than those Taxes the assessment of which would not have a Frontstep Material Adverse Effect, and there are no pending, or to the Knowledge of Frontstep threatened, disputes, claims, audits or examinations regarding any Taxes of any

Frontstep Entity or the Assets of any Frontstep Entity. To the Knowledge of Frontstep, no officer or employee responsible for Tax matters of any Frontstep Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. None of the Frontstep Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

         (c) Each Frontstep Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

         (d) The unpaid Taxes of each Frontstep Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Frontstep Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Frontstep Entities in filing their Tax Returns.

         (e) None of the Frontstep Entities is a party to any Tax allocation or sharing agreement and none of the Frontstep Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Frontstep) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other current or former members of the consolidated group of which Frontstep is parent), or as a transferee or successor, by contract or otherwise.

         (f) During the five-year period ending on the date hereof, none of the Frontstep Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

         (g) None of the Frontstep Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. Frontstep has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii). None of the Frontstep Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses of the Frontstep Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement. None of the Frontstep Entities has filed a consent under Code Section 341(f) concerning collapsible corporations.

         (h) Each of the Frontstep Entities engaged in business in the United States is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

         (i) No Frontstep Entity incorporated or organized under the laws of a state in the United States has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9 ASSETS.

         (a) Except as disclosed in Section 5.9 of the Frontstep Disclosure Memorandum or as disclosed or reserved against in the Frontstep Financial Statements delivered prior to the date of this Agreement, the Frontstep Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Frontstep Material Adverse Effect. All tangible properties used in the businesses of the Frontstep Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Frontstep's past practices.

         (b) All items of inventory of the Frontstep Entities reflected on the most recent balance sheet included in the Frontstep Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which the Frontstep Entities are a part.

         (c) Except as disclosed in Section 5.9 of the Frontstep Disclosure Memorandum, the accounts receivable of the Frontstep Entities as set forth on the most recent balance sheet included in the Frontstep Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Frontstep Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

         (d) All Assets which are material to Frontstep's business on a consolidated basis, held under leases or subleases by any of the Frontstep Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

         (e) The Frontstep Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. Except as disclosed in Section 5.9 of the Frontstep Disclosure Memorandum, none of the Frontstep Entities has received notice from any insurance carrier that
(i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.9 of the Frontstep Disclosure Memorandum, there are presently no claims for amounts exceeding in any individual case $25,000 pending under such policies of insurance and no notices of claims in excess of such amount have been given by any Frontstep Entity under such policies.

         (f) The Assets of the Frontstep Entities include all Assets required to operate the business of the Frontstep Entities as presently conducted.

5.10 INTELLECTUAL PROPERTY.

         Each Frontstep Entity owns or has a license to use all of the Intellectual Property used by such Frontstep Entity in the course of its business, including sufficient rights in each copy possessed by each Frontstep Entity sufficient to permit use thereof in the manner so used by such Frontstep Entity. Each Frontstep Entity is the owner of or has a license to, with the right to sublicense, any Intellectual Property sold or licensed to a third party by such Frontstep Entity in connection with such Frontstep Entity's business operations, and such Frontstep Entity has the right to convey by sale or license any Intellectual Property so conveyed. Except as disclosed in Section 5.10 of the Frontstep Disclosure Memorandum, no Frontstep Entity is in Default under any of its Intellectual Property licenses, all such Intellectual Property licenses are in full force and effect and there exists no actual or threatened termination, cancellation or limitation of, or any amendment, modification or change to any such Intellectual Property license. No proceedings have been instituted, or are pending or to the Knowledge of Frontstep threatened, which challenge the rights of any Frontstep Entity with respect to Intellectual Property used, sold or licensed by such Frontstep Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Frontstep Entities does not infringe any Intellectual Property of any other person. Except as disclosed in
Section 5.10 of the Frontstep Disclosure Memorandum, no Frontstep Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.10 of the Frontstep Disclosure Memorandum, every officer, director, or employee of any Frontstep Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a Frontstep Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Frontstep Entity, and to the Knowledge of any Frontstep Entity, no such officer, director or employee is party to any Contract with any Person other than a Frontstep Entity which requires such officer, director or employee to assign any interest in any Intellectual Property arising out of or in relation to such officer's, director's or employee's tenure or employment with such Frontstep Entity to any Person other than a Frontstep Entity. Except as disclosed in Section 5.10 of the Frontstep Disclosure Memorandum, no officer, director or employee of any Frontstep Entity, which officer's, director's or employee's cessation of service with such Frontstep Entity would have a Frontstep Material Adverse Effect, is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Frontstep Entity.

5.11 ENVIRONMENTAL MATTERS.

         (a) Each Frontstep Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect.

         (b) There is no Litigation pending or, to the Knowledge of Frontstep, threatened before any court, governmental agency, or authority or other forum in which any Frontstep Entity or any of its Operating Properties or Participation Facilities (or Frontstep in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Frontstep Entity or any of its Operating Properties or Participation Facilities, nor to Frontstep's Knowledge is there any reasonable basis for any Litigation of a type described in this sentence.

         (c) During the period of (i) any Frontstep Entity's ownership or operation of any of their respective current properties, (ii) any Frontstep Entity's participation in the management of any Participation Facility, or (iii) any Frontstep Entity's holding of a security interest in any Operating Property, to the Knowledge of Frontstep, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect. Prior to the period of (i) any Frontstep Entity's ownership or operation of any of their respective current properties, (ii) any Frontstep Entity's participation in the management of any Participation Facility, or (iii) any Frontstep Entity's holding of a security interest in any Operating Property, to the Knowledge of Frontstep, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect.

5.12 COMPLIANCE WITH LAWS.

         Each Frontstep Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Frontstep Material Adverse Effect. Except as disclosed in
Section 5.12 of the Frontstep Disclosure Memorandum, none of the Frontstep
Entities:

         (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

         (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Frontstep Material Adverse Effect; or

         (c) since January 1, 1999, has received any notification or communication in writing from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Frontstep Entity is not, or may not be, in compliance with any Laws or Orders, except where such noncompliance is not reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect, (ii) threatening to revoke any Permits other than those Permits the revocation of which is not reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect, or (iii) requiring any Frontstep Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices; or

         (d) has effectuated (i) a "PLANT CLOSING" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN ACT")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Frontstep Entity; or (ii) a "MASS LAYOFF" (as defined in the WARN Act) affecting any site of employment or facility of any Frontstep Entity; and no Frontstep Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Section
5.12 of the Frontstep Disclosure Memorandum, none of any Frontstep Entity's employees has suffered an "EMPLOYMENT LOSS" (as defined in the WARN Act) since six months prior to the Closing Date.

         Section 5.12 of the Frontstep Disclosure Memorandum contains a list of all independent contractors of each Frontstep Entity (separately listed by Frontstep Entity), to which any Frontstep Entity paid more than $25,000 in the last twelve (12) months, and each such Person meets the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any Frontstep Entity under any applicable Law. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to MAPICS.

5.13     LABOR RELATIONS.

         (a) No Frontstep Entity is the subject of any Litigation asserting that it or any other Frontstep Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Frontstep Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Frontstep Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Frontstep's relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Frontstep Entity pending or, to the Knowledge of Frontstep, threatened and there has been no such actions or disputes in the past five years. To the Knowledge of Frontstep, in the past five years, there has not been any attempt by any Frontstep Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Frontstep Entity. Except as disclosed in
Section 5.13 of the Frontstep Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each Frontstep Entity is terminable at will by the relevant Frontstep Entity without any penalty, liability or severance obligation incurred by any Frontstep Entity, and except as disclosed in Section 5.13 of the Frontstep Disclosure Memorandum and for amounts incurred in the ordinary course of business, no Frontstep Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations.

         (b) To the Knowledge of Frontstep, all of the Frontstep employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

5.14 EMPLOYEE BENEFIT PLANS

         (a) Frontstep has disclosed in Section 5.14 of the Frontstep Disclosure Memorandum, and has delivered or made available to MAPICS prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Frontstep Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FRONTSTEP BENEFIT PLANS") and
(ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Frontstep Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Frontstep Benefit Plans which is an "EMPLOYEE PENSION BENEFIT PLAN," as that term is defined in ERISA Section 3(2), is referred to herein as a "FRONTSTEP ERISA PLAN."

         (b) Frontstep has delivered to MAPICS prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service ("IRS"), the United States Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and
(v) the most recent summary plan descriptions and any material modifications thereto.

         (c) Except as disclosed in Section 5.14 of the Frontstep Disclosure Memorandum, each Frontstep Benefit Plan is in compliance with the terms of such Frontstep Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code, in material compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws. Each Frontstep ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the Frontstep ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Frontstep ERISA Plan as amended and as administered. Frontstep is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Frontstep has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Frontstep Benefit Plan with applicable Laws. No Frontstep Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws.

         (d) Except as disclosed in Section 5.14 of the Frontstep Disclosure Memorandum to the Knowledge of Frontstep, there has been no oral or written representation or communication with respect to any aspect of the Frontstep Benefit Plans made to employees of Frontstep which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither Frontstep nor any administrator or fiduciary of any Frontstep Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Frontstep or MAPICS to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Frontstep Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Frontstep Benefit Plan.

         (e) Except as disclosed in Section 5.14 of the Frontstep Disclosure Memorandum all Frontstep Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Frontstep Benefit Plans are correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the Frontstep Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

         (f) No "PARTY IN INTEREST" (as defined in ERISA Section 3(14)) or "DISQUALIFIED PERSON" (as defined in Internal Revenue Code Section 4975(e)(2)) of any Frontstep Benefit Plan has engaged in any nonexempt "PROHIBITED TRANSACTION" (described in Internal Revenue Code Section 4975(c) or ERISA
Section 406).

         (g) Neither Frontstep nor any of its ERISA Affiliates have ever maintained a "DEFINED BENEFIT PLAN" (as defined in Section 414(j) of the Internal Revenue Code).

         (h) Except as disclosed in Section 5.14 of the Frontstep Disclosure Memorandum, no Frontstep Entity has any Liability for retiree health and life benefits under any of the Frontstep

Benefit Plans and there are no restrictions on the rights of such Frontstep Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Frontstep Benefit Plan and no circumstance exists which could give rise to such Taxes.

         (i) Except as disclosed in Section 5.14 of the Frontstep Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Frontstep Entity from any Frontstep Entity under any Frontstep Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Frontstep Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

         (j) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Frontstep Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Frontstep Financial Statements to the extent required by and in accordance with GAAP.

         (k) All individuals who render services to any Frontstep Entity and who are authorized to participate in a Frontstep Benefit Plan pursuant to the terms of such Frontstep Benefit Plan are in fact eligible to and authorized to participate in such Frontstep Benefit Plan. Except as disclosed in Section 5.14 of the Frontstep Disclosure Memorandum, all individuals participating in (or eligible to participate in) any Frontstep Benefit Plan are common-law employees of a Frontstep Entity.

         (l) On or after September 26, 1980, neither the Frontstep nor any of its ERISA Affiliates has had an "OBLIGATION TO CONTRIBUTE" (as defined in ERISA
Section 4212) to a "MULTIEMPLOYER PLAN" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

5.15 MATERIAL CONTRACTS.

         Except as disclosed in Section 5.15 of the Frontstep Disclosure Memorandum or otherwise reflected in the Frontstep Financial Statements, none of the Frontstep Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Frontstep Entity or the guarantee by any Frontstep Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Frontstep Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Frontstep Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Frontstep Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $50,000), and (viii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Frontstep with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.14(a), the "FRONTSTEP CONTRACTS"). With respect to each Frontstep Contract and except as disclosed in
Section 5.15 of the Frontstep Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no Frontstep Entity is in Default thereunder; (C) no Frontstep Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Frontstep, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any Frontstep Entity for money borrowed is prepayable at any time by such Frontstep Entity without penalty or premium.

5.16 SHAREHOLDERS' VOTING AGREEMENTS.

         Each of the directors, shareholders and executive officers of Frontstep listed in Section 5.16 of the Frontstep Disclosure Memorandum have executed and delivered to MAPICS the Voting Agreements.

5.17     LEGAL PROCEEDINGS.

         Except as disclosed in Section 5.17 of the Frontstep Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Frontstep, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Frontstep Entity, or against any director, officer or employee in their capacities as such, or any Employee Benefit Plan of any Frontstep Entity, or against any Asset, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect, nor are there any Orders outstanding against any Frontstep Entity that are reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect. Section 5.17 of the Frontstep Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Frontstep Entity is a party and which names a Frontstep Entity as a defendant or cross-defendant or for which any Frontstep Entity has any potential Liability. Section 5.17 of the Frontstep Disclosure Memorandum contains a summary of all Orders to which any Frontstep Entity is subject.

5.18 REPORTS.

         Except as disclosed in Section 5.18 of the Frontstep Disclosure Memorandum, since January 1, 1999 or the date of organization if later, each Frontstep Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document, together with any amendments required with respect thereto, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.19 STATEMENTS TRUE AND CORRECT.

         (a) No written statement, certificate, instrument, or other writing furnished or to be furnished by any Frontstep Entity to MAPICS pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) None of the information supplied or to be supplied by any Frontstep Entity in writing for inclusion in the Registration Statement to be filed by MAPICS with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading and all of such information will satisfy all other requirements of the Securities Laws.

         (c) None of the information supplied or to be supplied by any Frontstep Entity in writing for inclusion in the Joint Proxy Statement to be mailed to the shareholders of Frontstep and shareholders of MAPICS in connection with the Shareholders' Meetings, and any other documents to be filed by a Frontstep Entity with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Frontstep and shareholders of MAPICS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings and all of such information will satisfy all other requirements of the Securities Laws.

         (d) All documents that any Frontstep Entity is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.20 TAX AND REGULATORY MATTERS.

         No Frontstep Entity or, to the Knowledge of Frontstep, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.21 STATE TAKEOVER LAWS.

         Each Frontstep Entity has taken, or pursuant to Section 8.10 will take, all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including Section 1704 of the ORC (collectively, "TAKEOVER LAWS").

5.22 CHARTER PROVISIONS.

         Each Frontstep Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Code of Regulations or other governing instruments of any Frontstep Entity or restrict or impair the ability of MAPICS or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Frontstep Entity that may be directly or indirectly acquired or controlled by them.

5.23 OPINION OF FINANCIAL ADVISOR.

         Frontstep has received the opinion of a Frontstep Financial Advisor, dated the date of this Agreement, to the effect that, assuming the conversion or exercise of the Frontstep Preferred Stock and the Frontstep Note Warrant, the Exchange Ratio is fair, from a financial point of view, to the holders of outstanding shares of Frontstep Common Stock as of the date of this Agreement, a signed copy of which has been delivered to MAPICS.

5.24 BOARD RECOMMENDATION.

         The Board of Directors of Frontstep, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Voting Agreements, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Frontstep shareholders and (ii) resolved to recommend that the holders of the shares of Frontstep Common Stock approve this Agreement.

5.25 DEBT.

         As of the date hereof, the aggregate Indebtedness of the Frontstep Entities is not more than $21,500,000, and contemporaneously with its execution of this Agreement Frontstep has delivered to MAPICS written confirmation from each lender of such Indebtedness stating the amount thereof outstanding on the date hereof.

               ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF MAPICS

         MAPICS and Sub hereby represent and warrant to Frontstep as follows:

6.1 ORGANIZATION, STANDING, AND POWER.

         MAPICS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets as the same are now owned, leased or operated. MAPICS is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a MAPICS Material Adverse Effect. The minute book and other organizational documents for MAPICS have been made available to Frontstep for its review and, except as disclosed in Section 6.1 of the MAPICS Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof.

6.2 AUTHORITY; NO BREACH BY AGREEMENT.

         (a) MAPICS has the corporate power and authority necessary to execute, deliver and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by MAPICS's shareholders in accordance with this Agreement and Georgia law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MAPICS, subject to the approval of the issuance of the shares of MAPICS Common Stock pursuant to the Merger by a majority of the votes cast at the MAPICS Shareholders' Meeting (assuming for such purpose that the votes cast in respect of such proposal represent a majority of the outstanding MAPICS Common Stock), which is the only shareholder vote required for approval and adoption of this Agreement and consummation of the Merger by MAPICS. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of MAPICS, enforceable against MAPICS in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Except as disclosed in Section 6.2(b) of the MAPICS Disclosure Memorandum, neither the execution and delivery of this Agreement by MAPICS, nor the consummation by MAPICS of the transactions contemplated hereby, nor compliance by MAPICS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of MAPICS's Articles of Incorporation or Bylaws or any resolution adopted by the Board of Directors or the shareholders of MAPICS, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any MAPICS Entity under, any Contract or Permit of any MAPICS Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a MAPICS Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) or (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any MAPICS Entity or any of their respective material Assets (including any MAPICS Entity or any Frontstep Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any MAPICS Entity or any Frontstep Entity being reassessed or revalued by any Regulatory Authority).

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a MAPICS Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by MAPICS of the Merger and the other transactions contemplated in this Agreement.

6.3 CAPITAL STOCK.

         (a) The authorized capital stock of MAPICS consists of (i) 90,000,000 shares of MAPICS Common Stock, of which 18,389,671 shares are issued and outstanding as of November 8, 2002, and (ii) 1,000,000 shares of MAPICS Preferred Stock, of which (A) 225,000 shares have been designated as Series D Convertible Preferred Stock, of which 125,000 shares are issued and outstanding as of the date of this Agreement, (B) 100,000 shares have been designated as Series E Convertible Preferred Stock, of which 49,999 shares are issued and outstanding as of the date of this Agreement, and (C) 30,000 shares have been designated as Series F Junior Participating Preferred Stock, of which zero shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of MAPICS Capital Stock are, and all of the shares of MAPICS Common Stock to be issued in exchange for shares of Frontstep Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of MAPICS Capital Stock has been, and none of the shares of MAPICS Common Stock to be issued in exchange for shares of Frontstep Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of MAPICS.

         (b) Except as set forth in Section 6.3(a), or as provided in the MAPICS Rights Agreement, or as disclosed in Section 6.3 of the MAPICS Disclosure Memorandum, there are no shares of capital stock or other equity securities of MAPICS outstanding and no outstanding Equity Rights relating to the capital stock of MAPICS.

6.4 SEC FILINGS; FINANCIAL STATEMENTS.

         (a) MAPICS has timely filed and made available to Frontstep all SEC Documents required to be filed by MAPICS since September 30, 1999 (together with all such SEC Documents filed, whether or not required to be filed the "MAPICS SEC REPORTS"). Except as disclosed in Section 6.4(a) of the MAPICS Disclosure Memorandum, the MAPICS SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, including without limitation, the inclusion of the certifications required by Rule 15d-14 under the Exchange Act, and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such MAPICS SEC Reports or necessary in order to make the statements in such MAPICS SEC Reports, in light of the circumstances under which they were made, not misleading. No MAPICS Subsidiary is required to file any SEC documents.

         (b) Except as disclosed in Section 6.4(b) of the MAPICS Disclosure Memorandum, each of the MAPICS Financial Statements (including, in each case, any related notes) contained in the MAPICS SEC Reports, including any MAPICS SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of MAPICS and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.5 ABSENCE OF UNDISCLOSED LIABILITY

         No MAPICS Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a MAPICS Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of MAPICS as of June 30, 2002 and September 30, 2002, included in the MAPICS Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No MAPICS Entity has incurred or paid any Liability since June 30, 2002, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a MAPICS Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since September 30, 2002, except as disclosed in the MAPICS Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 6.6 of the MAPICS Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a MAPICS Material Adverse

Effect, and (ii) none of the MAPICS Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of MAPICS provided in Article 7.

6.7 COMPLIANCE WITH LAWS.

         Each MAPICS Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a MAPICS Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a MAPICS Material Adverse Effect. Except as disclosed in Section
6.7 of the MAPICS Disclosure Memorandum, none of the MAPICS Entities:

         (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

         (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a MAPICS Material Adverse Effect; or

         (c) since January 1, 1999, has received any notification or communication in writing from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any MAPICS Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a MAPICS Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a MAPICS Material Adverse Effect, or (iii) requiring any MAPICS Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its employment decisions, its employment or safety policies or practices.

6.8 LEGAL PROCEEDINGS.

         There is no Litigation instituted or pending, or, to the Knowledge of MAPICS, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any MAPICS Entity, or against any director, officer, employee or Employee Benefit Plan of any MAPICS Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a MAPICS Material Adverse Effect, nor are there any Orders outstanding against any MAPICS Entity, that is reasonably likely to have, individually or in the aggregate, a MAPICS Material Adverse Effect. Section 6.8 of the MAPICS Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any MAPICS Entity is a party and which names a MAPICS Entity as a defendant or cross-defendant or for which any

MAPICS Entity has potential Liability. Section 6.8 the MAPICS Disclosure Memorandum contains a summary of all Orders to which any MAPICS Entity is subject.

6.9 STATEMENTS TRUE AND CORRECT.

         (a) No written statement, certificate, instrument or other writing furnished or to be furnished by any MAPICS Entity or any Affiliate thereof to Frontstep pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) None of the information supplied or to be supplied by any MAPICS Entity or any Affiliate thereof in writing for inclusion in the Registration Statement to be filed by MAPICS with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading and all such information will satisfy all other requirements of the Securities Laws.

         (c) None of the information supplied or to be supplied by any MAPICS Entity or any Affiliate thereof in writing for inclusion in the Joint Proxy Statement to be mailed to each Party's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any MAPICS Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Frontstep and shareholders of MAPICS, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings and all such information will satisfy all other requirements of the Securities Laws.

         (d) All documents that any MAPICS Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.10 STATE TAKEOVER LAWS.

         Each MAPICS Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including Sections 14-2-1110 through 14-2-1113 and Sections 14-2-1131 through 14-2-1133 of the GBCC (collectively, "GEORGIA TAKEOVER LAWS").

6.11 CHARTER PROVISION.

         Each MAPICS Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any MAPICS Entity or restrict or impair the ability of MAPICS or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any MAPICS Entity that may be directly or indirectly acquired or controlled by them.

6.12 BOARD RECOMMENDATION.

         The Board of Directors of MAPICS, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Voting Agreements, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the MAPICS shareholders and (ii) resolved to recommend that the holders of the MAPICS Capital Stock approve the issuance of MAPICS Common Stock pursuant to this Agreement.

6.13 AUTHORITY OF SUB.

         Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia as a wholly owned Subsidiary of MAPICS. Except as disclosed in Section 6.13 of the MAPICS Disclosure Statement, the authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and is owned by MAPICS free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). MAPICS, as the sole shareholder of Sub, has voted prior to the Effective Time the shares of Sub Common Stock in favor of approval of this Agreement, as and to the extent required by applicable Law.

6.14 TAX AND REGULATORY MATTERS.

         No MAPICS Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.15 RIGHTS AGREEMENT AND OTHER AGREEMENTS.

         (a) Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in the grant of any rights to any Person under the MAPICS Rights Agreement (other than as contemplated by Section 3.1) or enable or require the MAPICS Rights to be exercised, distributed or triggered. No "STOCK ACQUISITION DATE" or "SECTION 11(a)(ii) TRIGGER DATE" (as such terms are defined in the MAPICS Rights Agreement) has occurred.

         (b) Execution of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement will not result in a change in control as defined in any MAPICS stock option plans, change in control agreements or employment agreements.


               ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 AFFIRMATIVE COVENANTS OF FRONTSTEP.

         (a) From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement, unless the prior written consent of MAPICS shall have been obtained, and except as otherwise expressly contemplated herein, Frontstep shall, and shall cause each of its Subsidiaries to, (A) operate its business only in the usual, regular, and ordinary course, except for actions required to be taken in connection with the consummation of the transactions contemplated by this Agreement or actions approved by MAPICS, (B) preserve intact its business organization and Assets and maintain its rights and franchises, and (C) take no action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         (b) Frontstep shall cause to be prepared and delivered to MAPICS a consolidated balance sheet for Frontstep, as of the most recent month ending more than ten days prior to the Effective Time (the "PRE-CLOSING BALANCE Sheet") and a certificate, which shall be true and complete, based on such Pre-Closing Balance Sheet setting forth Frontstep's calculation of its Indebtedness as of the date of the Pre-Closing Balance Sheet. The Pre-Closing Balance Sheet shall
(w) include the consolidated financial position of Frontstep and the Frontstep Subsidiaries, (x) fairly present the financial position of Frontstep and the Frontstep Subsidiaries as at the close of business on such date in accordance with GAAP applied on a basis consistent with those used in the preparation of the Frontstep Financial Statements, (y) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Frontstep Financial Statements.

7.2 NEGATIVE COVENANTS OF FRONTSTEP.

         From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of MAPICS shall have been obtained, and except as otherwise expressly contemplated herein, Frontstep covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

         (a) amend the Articles of Incorporation, Code of Regulations or other governing instruments of any Frontstep Entity; or

         (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Frontstep Entity to another Frontstep Entity) in excess of an aggregate of $21,500,000 (for the Frontstep Entities on a consolidated basis) except in the ordinary course of the business of Frontstep Subsidiaries consistent with past practices, or impose, or suffer the imposition, on any Asset of any Frontstep Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Frontstep Disclosure Memorandum); or

         (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Frontstep Entity, or declare or pay any dividend or make any other distribution in respect of Frontstep's capital stock except as necessary to permit the conversion of the Preferred Shares and the exercise of the Frontstep Note Warrants; or

         (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Frontstep Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Frontstep Common Stock or any other capital stock of any Frontstep Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right except as necessary to permit the conversion of the Preferred Shares, the exercise of the Frontstep Note Warrants and the amendment of the Foothill Warrant to reduce the Purchase Price (as such term is defined in the Foothill Warrant) to $2.20 per share, subject to the terms and conditions of the Foothill Warrant; or

         (e) adjust, split, combine or reclassify any capital stock of any Frontstep Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Frontstep Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Frontstep Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Frontstep Entity) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

         (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Frontstep Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

         (g) grant any increase in compensation or benefits to the employees or officers of any Frontstep Entity, except in accordance with past practice disclosed in Section 7.2(g) of the Frontstep Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Frontstep Disclosure Memorandum; and enter into or amend any severance agreements with officers of any Frontstep Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Frontstep Entity except in accordance with past practice disclosed in Section 7.2(g) of the Frontstep Disclosure Memorandum or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or reprice Equity Rights granted under the Frontstep Stock Plan or authorize cash payments in exchange for any Equity Rights; or

         (h) enter into or amend any employment Contract between any Frontstep Entity and any Person (unless such amendment is required by Law) that the Frontstep Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

         (i) adopt any new employee benefit plan of any Frontstep Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Frontstep Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

         (j) except as set forth in Section 7.2(j) of the Frontstep Disclosure Memorandum, make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

         (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Frontstep Entity for material money damages or restrictions upon the operations of any Frontstep Entity; or

         (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $25,000) or waive, release, compromise or assign any material rights or claims.

7.3 COVENANTS OF MAPICS.

         From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Frontstep shall have been obtained, and except as otherwise expressly contemplated herein, MAPICS covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the MAPICS Common Stock and the business prospects of the MAPICS Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the MAPICS Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any MAPICS Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of MAPICS, desirable in the conduct of the business of MAPICS and its Subsidiaries, provided that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger. MAPICS further covenants and agrees that it will not, without the prior written consent of Frontstep, which consent shall not be unreasonably withheld, amend the Articles of Incorporation or Bylaws of MAPICS or, except as expressly contemplated by this Agreement, the MAPICS Rights Agreement, in each case, in any manner adverse to the holders of Frontstep Common Stock as compared to rights of holders of MAPICS Common Stock generally as of the date of this Agreement.

7.4 ADVERSE CHANGES IN CONDITION.

         Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Frontstep Material Adverse Effect or a MAPICS Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.5 REPORTS.

         Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

7.6 PAYMENT OF CERTAIN TAXES.

         Frontstep shall cause the obligations of Frontstep Pte Ltd. set forth in Section 5.12 of the Frontstep Disclosure Memorandum to be paid in full on or prior to December 15, 2002.

                         ARTICLE 8 ADDITIONAL AGREEMENTS

8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.

         (a) As promptly as reasonably practicable after execution of this Agreement, MAPICS shall use its reasonable best efforts to prepare and file the Registration Statement with the SEC, and shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of MAPICS Common Stock upon consummation of the Merger. Frontstep shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as MAPICS may reasonably request in connection with such action. In connection with the Shareholders' Meetings, Frontstep and MAPICS shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective shareholders, and the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement. MAPICS and Frontstep shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws, including filings required under SEC Rules 165, 425 and 14a-12. MAPICS will advise Frontstep, promptly after MAPICS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of MAPICS Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         (b) Frontstep shall duly call, give notice of, convene and hold a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, on a date reasonably acceptable to MAPICS, for the purpose of voting upon approval and adoption of this Agreement ("FRONTSTEP SHAREHOLDER APPROVAL") and such other related matters as it deems appropriate and shall, through its Board of Directors, except as otherwise expressly provided in Section 8.1(c) recommend to its shareholders the approval and adoption of this Agreement and use its reasonable efforts to obtain the Frontstep Shareholder Approval.

         (c) Neither the Board of Directors of Frontstep nor any committee thereof shall (i) except as expressly permitted by this Section 8.1(c), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to MAPICS, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement,
(ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Frontstep to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the holders of Frontstep Common Stock, the Board of Directors of Frontstep determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of Frontstep would breach its fiduciary duties to Frontstep shareholders under applicable Law, the Board of Directors of Frontstep may (subject to this and the following sentences) inform Frontstep shareholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this and the following sentences) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger (a "SUBSEQUENT DETERMINATION"), but only at a time that is after the third Business Day following MAPICS's receipt of written notice advising MAPICS that the Board of Directors of Frontstep has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Frontstep shall provide to MAPICS the opportunity to make, before the expiration of the Third Business Day following MAPICS's receipt of such notice, such adjustments in the terms and conditions of this Agreement as would enable Frontstep to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. Notwithstanding any other provision of this Agreement, Frontstep shall submit this Agreement to its shareholders at its Shareholders' Meeting even if the Board of Directors of Frontstep determines at any time after the date hereof that it is no longer advisable or recommends that Frontstep shareholders reject it.

         (d) MAPICS shall duly call, give notice of, convene and hold a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the issuance of shares of MAPICS Common Stock pursuant to the Merger and such other related matters as it deems appropriate and shall, through its Board of Directors, recommend to its shareholders the approval of the issuance of shares of MAPICS Common Stock pursuant to the Merger ("MAPICS SHAREHOLDER APPROVAL") and use its reasonable efforts to obtain such MAPICS Shareholder Approval.

         (e) Neither the Board of Directors of MAPICS nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Frontstep, the approval of such Board of Directors or such committee of this Agreement or the Merger or the recommendation of such Board of Directors to MAPICS shareholders that they give the MAPICS Shareholder Approval; provided, that the Board of Directors of MAPICS shall be permitted to (i) not recommend to MAPICS shareholders that they give the MAPICS Shareholder Approval or (ii) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Frontstep, the recommendation of such Board of Directors to MAPICS shareholders that they give the MAPICS Shareholder Approval, only if the Board of Directors of MAPICS by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duties to MAPICS shareholders under applicable Law, after receiving the advice of outside legal counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of MAPICS would breach its fiduciary duties to MAPICS shareholders under applicable Law; provided, further, that nothing contained in this Section 8.1 shall permit MAPICS's Board of Directors or any committee thereof to rescind or amend the resolutions adopting this Agreement as of the date hereof.

8.2 OTHER OFFERS, ETC.

         (a) No Frontstep Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or "GROUP" (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement) relating to an Acquisition Proposal or contemplating or otherwise relating to any Acquisition Transaction; provided however, that this Section 8.2(a) shall not prohibit a Frontstep Entity from furnishing nonpublic information regarding any Frontstep Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) no Frontstep Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 8.2, (B) the Board of Directors of Frontstep determines in its good faith judgment (based on, among other things, the advice of Frontstep's Financial Advisor or any other financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal, (C) (1) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Frontstep gives MAPICS written notice of the identity of such Person or Group and of Frontstep's intention to furnish nonpublic information to such Person or Group, and (2) Frontstep receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement and (D) contemporaneously with furnishing any such nonpublic information to such Person or Group, Frontstep furnishes such nonpublic information to MAPICS (to the extent such nonpublic information has not been previously furnished by Frontstep to MAPICS).

         (b) In addition to the obligations of Frontstep set forth in Section 8.2(a), as promptly as practicable, and in any event within one business day after any of the executive officers of Frontstep become aware thereof, Frontstep shall advise MAPICS of any request received by Frontstep for nonpublic information which Frontstep reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Frontstep shall keep MAPICS informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

         (c) Frontstep and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any

Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.2, by any Affiliate or Representative of any Frontstep Entity shall be deemed to be a breach of this Section 8.2 by Frontstep.

         (d) Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

8.3 NASDAQ NATIONAL MARKET LISTING.

         MAPICS shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of MAPICS Common Stock to be issued to the holders of Frontstep Common Stock pursuant to the Merger, and MAPICS shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

8.4 ANTITRUST NOTIFICATION; CONSENTS OF REGULATORY AUTHORITIES.

         (a) To the extent required by the HSR Act, each of the Parties will, within a reasonable period of time, file with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") the notification and report form required for the transactions contemplated hereby, will promptly file any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act, and will comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "ANTITRUST LAWS"). In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve such Litigation. Each Party shall use its reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws, or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. Reasonable efforts shall not include the willingness of MAPICS to accept an Order agreeing to the divestiture, or the holding separate, of any Assets of any MAPICS Entity or any Frontstep Entity which MAPICS reasonably determines to be material to MAPICS or to the benefits of the transaction for which it has bargained for hereunder. MAPICS shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford Frontstep a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section, no MAPICS Entity shall be required to divest any of its businesses, product lines or Assets, or to take or agree to take any other action or agree to any limitation, that is reasonably likely to have a Material Adverse Effect on MAPICS or on MAPICS combined with Frontstep after the Effective Time.

         (b) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.5 FILINGS WITH STATE OFFICES.

         Upon the terms and subject to the conditions of this Agreement, Frontstep and Sub, as applicable, shall execute and file the Certificate of Merger with the Secretary of State of the State of Ohio and the Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

8.6 AGREEMENT AS TO EFFORTS TO CONSUMMATE.

         Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9, and using its reasonable efforts to cause the conditions set forth in clauses (k) through (q) of Section 9.2 to be satisfied at or prior to closing. Frontstep shall retain a proxy solicitation firm reasonably acceptable to MAPICS for the purpose of soliciting proxies in connection with obtaining the Frontstep Shareholder Approval.

8.7 INVESTIGATION AND CONFIDENTIALITY.

         (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

         (b) In addition to the Parties' respective obligations under the Confidentiality Agreements, which are hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

         (c) Frontstep shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Frontstep to preserve the confidentiality of the information relating to the Frontstep Entities provided to such Persons and their Affiliates and Representatives.

         (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Frontstep Material Adverse Effect or a MAPICS Material Adverse Effect, as applicable.

8.8 PRESS RELEASES.

         Prior to the Effective Time, Frontstep and MAPICS shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

8.9 TAX TREATMENT.

         Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "REORGANIZATION" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10     STATE TAKEOVER LAWS.

         Each Frontstep Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

8.11 CHARTER PROVISIONS.

         Each Frontstep Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Code of Regulations or other governing instruments of any Frontstep Entity or restrict or impair the ability of MAPICS or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Frontstep Entity that may be directly or indirectly acquired or controlled by them.

8.12 AGREEMENT OF AFFILIATES.

         Frontstep has disclosed in Section 8.12 of the Frontstep Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Frontstep for purposes of Rule 145 under the Securities Act. Frontstep shall use its reasonable efforts to cause each such Person to deliver to MAPICS not later than 10 days after the date of this Agreement, a written agreement, in substantially the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Frontstep Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of MAPICS Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder. MAPICS shall be entitled to place restrictive legends upon certificates for shares of MAPICS Common Stock issued to affiliates of Frontstep pursuant to this Agreement to enforce the provisions of this Section 8.12. MAPICS shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act for the purposes of resale of MAPICS Common Stock by such affiliates.

8.13 EMPLOYEE BENEFITS AND CONTRACTS.

         (a) Following the Effective Time, MAPICS shall provide generally to officers and employees of the Frontstep Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of MAPICS Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the MAPICS Entities to their similarly situated officers and employees; provided, that, for a period of twelve (12) months after the Effective Time, MAPICS shall provide generally to officers and employees of Frontstep Entities severance benefits in accordance with the policies of either
(i) Frontstep as disclosed in Section 8.13 of the Frontstep Disclosure Memorandum, or (ii) MAPICS. For purposes of participation, vesting and (except in the case of MAPICS retirement plans) benefit accrual under MAPICS's employee benefit plans, the service of the employees of the Frontstep Entities prior to the Effective Time shall be treated as service with a MAPICS Entity participating in such employee benefit plans. MAPICS also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms only those employment, severance, consulting and other compensation Contracts disclosed in Section 8.13 of the Frontstep Disclosure Memorandum to MAPICS between any Frontstep Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Frontstep Benefit Plans.

         (b) As soon as practicable following the date of this Agreement, Frontstep's Board of Directors or, if appropriate, any committee thereof administering the Frontstep Employee Stock Purchase Plan (the "ESPP") shall adopt such resolutions or take such actions as are required to terminate such ESPP prior to the Effective Time.

8.14 INDEMNIFICATION.

         (a) For a period of six years after the Effective Time, MAPICS shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Frontstep Entities (each, an "INDEMNIFIED PARTY") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Frontstep or, at Frontstep's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Frontstep's Articles of Incorporation and Code of Regulations as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any MAPICS Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between MAPICS and the Indemnified Party.

         (b) MAPICS shall cause the Surviving Corporation to use its reasonable efforts (and Frontstep shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Frontstep's existing directors' and officers' liability insurance policy at no cost to any former director, officer or employee of any Frontstep Entity (provided that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous and do not result in any gaps or lapses in coverage or (ii) with the consent of Frontstep given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Frontstep's directors and officers, $750,000 (the "MAXIMUM AMOUNT"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

         (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify the Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective
Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and
(iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

         (d) If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.14.

         (e) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

           ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY.

         The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

         (a) SHAREHOLDER APPROVAL. The shareholders of Frontstep shall have adopted and approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of Nasdaq. The shareholders of MAPICS shall have approved the issuance of shares of MAPICS Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of Nasdaq.

         (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of MAPICS would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, MAPICS would not, in its reasonable judgment, have entered into this Agreement.

         (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party. Frontstep shall have obtained the Consents listed in
Section 9.1(c) of the Frontstep Disclosure Memorandum. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of MAPICS would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

         (d) LEGAL PROCEEDINGS. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

         (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of MAPICS Common Stock issuable pursuant to the Merger shall have been received.

         (f) NASDAQ NATIONAL MARKET LISTING. The shares of MAPICS Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

         (g) TAX MATTERS. Frontstep shall have received a written opinion of Vorys, Sater, Seymour and Pease LLP, in form and substance reasonably satisfactory to Frontstep, and MAPICS shall have received a written opinion of Alston & Bird LLP, in form and substance reasonably satisfactory to MAPICS (the "TAX OPINIONS"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger by the stockholders of Frontstep Common Stock for MAPICS Common Stock will not give rise to gain or loss to the stockholders of Frontstep with respect to such exchange (except to the extent of any cash received), and (iii) none of Frontstep, Sub or MAPICS will recognize gain or loss solely as a consequence of the Merger. The issuance of such Tax Opinions shall be conditioned upon the receipt by each of Alston & Bird LLP and Vorys, Sater, Seymour and Pease LLP of representation letters and/or officers' certificates from each of MAPICS and Frontstep reasonably satisfactory in form and substance to each of Alston & Bird LLP and Vorys, Sater, Seymour and Pease LLP, and each such letter or certificate shall be dated on or before the date of such Tax Opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

9.2 CONDITIONS TO OBLIGATIONS OF MAPICS.

         The obligations of MAPICS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by MAPICS pursuant to
Section 11.6(a):

         (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Frontstep set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in
Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.5, 5.10, 5.15, 5.20, 5.21, and 5.22 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Frontstep set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.5, 5.10, 5.15, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Frontstep Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

         (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Frontstep to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to or at the Effective Time shall have been duly performed and complied with in all material respects.

         (c) CERTIFICATES. Frontstep shall have delivered to MAPICS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Frontstep and in Sections 9.2(a) and 9.2(b) have been satisfied, (ii) the certificate required by Section 7.1(b), (iii) a certification, dated as of the Closing Date and signed on its behalf by its chief executive officer and chief financial officer, certifying the aggregate amount of the TRANSACTION FEES, (iv) a certification, dated as of the Closing Date and signed on its behalf by its chief executive officer and chief financial officer, to the effect that the certifications required by Rule 15d-14 under the Exchange Act could be given with respect to all periods not included in a Frontstep SEC Report as of the Closing Date and ending on or prior to the Closing Date; and (v) certified copies of resolutions duly adopted by Frontstep's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as MAPICS and its counsel shall request.

         (d) AFFILIATES AGREEMENTS. MAPICS shall have received from each Affiliate of Frontstep listed in Section 8.12 of the Frontstep Disclosure Memorandum the affiliates letter referred to in Section 8.12.

         (e) MATERIAL ADVERSE CHANGE. From the date of this Agreement, there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, has, or is reasonably likely to have, a Frontstep Material Adverse Effect.

         (f) FIRPTA CERTIFICATE. Frontstep shall have delivered to MAPICS a certification from Frontstep, dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of Frontstep, that Frontstep is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding corporation, as defined in Internal Revenue Code Section 897(c)(2).

         (g) EXERCISE OR CANCELLATION OF CERTAIN STOCK OPTIONS. All options to purchase Frontstep's Common Stock issued pursuant to the Director Plan shall have been exercised or cancelled and MAPICS shall have received evidence of such exercises and cancellations satisfactory to MAPICS in its sole discretion.

         (h) The aggregate Indebtedness of all Frontstep Entities immediately prior to the Closing shall not be greater than $21,500,000, and MAPICS shall have received the certificate, dated the Closing Date, of the Chief Financial Officer of Frontstep to that effect.

         (i) SHAREHOLDER DISSENT. Holders of no more than five percent (5%) of the outstanding shares of Frontstep Common Stock shall have perfected their dissenters' rights pursuant to Section 3.3 hereof and Section 1701.74 of the ORC.

         (j) TRANSACTION FEES. The Transaction Fees shall not be greater than $1,500,000.

         (k) [Intentionally Omitted].

         (l) Fox shall have (i) executed and delivered to Frontstep and MAPICS an agreement, in form and content reasonably satisfactory to MAPICS, terminating as of the Effective Time any arrangement existing between Fox and any Frontstep Entity (including, without limitation, any arrangement under which Fox is an employee, consultant, agent or independent contractor) pursuant to which Fox is paid any consideration or is otherwise entitled to receive any benefit, (ii) tendered to each Frontstep Entity for or with respect to which Fox serves as an officer or director his written resignation as such officer or director, which resignation shall by its terms be effective as of the Effective Time, (iii) released in writing each Frontstep Entity from the payment of any compensation or other benefit to Fox for or with respect to any period prior to the Effective Time except for compensation, including reasonable director's fees and reasonable and actual travel and living expenses, for services provided prior to the Effective Time, incurred and payable in the ordinary course of business consistent with past practices; and (iv) surrendered to Frontstep for cancellation all Convertible Notes owned, of record or beneficially, by Fox against payment by MAPICS at the Closing of all principal and accrued interest under such Convertible Notes.

         (m) All holders as of the Closing of Convertible Notes other than Fox shall have exchanged such Notes for the unsecured subordinated promissory notes of MAPICS in the principal amount of the principal plus all accrued but unpaid interest to and including the Closing Date of the Convertible Notes so surrendered (each a "NEW NOTE" and collectively the "NEW NOTES"), with each such New Note being due and payable as to both principal and interest on

February 28, 2004, and with each such New Note bearing interest at the rate of ten percent (10%) per annum from and after the Closing Date to and including August 31, 2003 and at the rate of twelve percent (12%) per annum from and after August 31, 2003 until paid, without any penalty for prepayment of such New Notes by MAPICS, and with the New Notes being unsecured and subordinated to the senior Indebtedness of MAPICS described in Section 9.2(k) on terms and conditions acceptable to the lenders of such Indebtedness (which terms and conditions shall be no more favorable to the holders of the New Notes than the terms and conditions of subordination contained in the Convertible Notes).

         (n) All shares of Frontstep Preferred Stock shall have been converted not later than immediately prior to the record date for the Frontstep Shareholders' Meeting into not more than 5,792,397 shares of Frontstep Common Stock in accordance with the terms of the Restructuring Agreement.

         (o) Each Series A Warrant shall have been surrendered to Frontstep for cancellation not later than immediately prior to the Effective Time and shall have been cancelled.

         (p) Frontstep shall have obtained, and shall have delivered to MAPICS, all documentation necessary to require holders of minority interests in any Frontstep Subsidiary to transfer and convey such interests to Frontstep or its designee upon the request of Frontstep or the Surviving Corporation.

         (q) The holders of the Mitsui Notes shall have exchanged all of the Mitsui Notes for the unsecured subordinated promissory notes of MAPICS (each a "NEW MITSUI NOTE" and collectively the "NEW MITSUI NOTES"), each of which New Mitsui Note shall be in the principal amount of the principal of and all accrued but unpaid interest to and including the Closing Date on the Mitsui Note for which it was exchanged, shall be payable on or before the later of (A) June 30, 2003 or (B) sixty (60) days after the Closing Date, and shall be unsecured and subordinated to the senior Indebtedness of MAPICS on terms and conditions acceptable to the lenders of such Indebtedness (which terms and conditions shall be no more favorable to the holders of the New Mitsui Notes than the terms and conditions of the Mitsui Notes), the terms and conditions of such New Mitsui Notes being reasonably acceptable to the holders of the Mitsui Notes.

         (r) The Frontstep Note Warrants shall not have been amended or modified in any respect after the date hereof, and shall have been fully exercised in accordance with their terms not later than immediately prior to the record date for the Frontstep Shareholders' Meeting.

9.3 CONDITIONS TO OBLIGATIONS OF FRONTSTEP.

         The obligations of Frontstep to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Frontstep pursuant to
Section 11.6(b):

         (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of MAPICS set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of MAPICS set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of MAPICS set forth in Sections 6.4, 6.10, 6.14 and 6.15 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of MAPICS set forth in this Agreement (including the representations and warranties set forth in Section 6.3, 6.4, 6.10, 6.14 and 6.15) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a MAPICS Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

         (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of MAPICS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to or at the Effective Time shall have been duly performed and complied with in all material respects.

         (c) CERTIFICATES. MAPICS shall have delivered to Frontstep (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to MAPICS and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by MAPICS's Board of Directors and shareholders and Sub's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Frontstep and its counsel shall request.

         (d) FAIRNESS OPINION. Frontstep shall have received from a Frontstep Financial Advisor a letter, dated not later than the date on which the Board of Directors of Frontstep approves this Agreement to the effect that, assuming the conversion or exercise of the Frontstep Preferred Stock and the Frontstep Note Warrant, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the holders of outstanding shares of Frontstep Common Stock as of the date of this Agreement.

         (e) EXCHANGE AGENT CERTIFICATION. The Exchange Agent shall have delivered to Frontstep a certificate, dated as of the Effective Time, to the effect that the Exchange Agent has received from MAPICS appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of MAPICS Common Stock in exchange for outstanding shares of Frontstep Common Stock and that MAPICS has deposited with the Exchange Agent sufficient funds to pay a reasonable estimate of the cash payments necessary to make all fractional share payments as required by Section 3.4.

         (f) From the date of this Agreement, there shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, has, or is reasonably likely to have, a MAPICS Material Adverse Effect.

         (g) All shares of Frontstep Preferred Stock shall have been converted not later than immediately prior to the record date for the Frontstep Shareholders' Meeting into not more than 5,792,397 shares of Frontstep Common Stock.

                             ARTICLE 10 TERMINATION

10.1 TERMINATION.

         Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Frontstep and shareholders of MAPICS or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) By mutual written agreement of MAPICS and Frontstep; or

         (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 9.2 or 9.3 as applicable; or

         (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, and such breach has not been waived in writing by the non-breaching party; or

         (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of Frontstep or shareholders of MAPICS fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meetings where such matters were presented to such shareholders for approval and voted upon; or

         (e) By either Party in the event that the Merger shall not have been consummated by April 30, 2003 (the "OUTSIDE DATE"), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 10.1(e); or

         (f) By MAPICS in the event that (i) the Board of Directors of Frontstep, shall have failed to reaffirm its approval upon MAPICS's request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of Frontstep shall have failed to include in the Joint Proxy Statement its recommendation, without modification or qualification, that Frontstep shareholders give the Frontstep Shareholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to MAPICS, the recommendation of such Board of Directors to Frontstep shareholders that they give the Frontstep Shareholder Approval, or (iii) the Board of Directors of Frontstep shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten business days after commencement of any tender or exchange offer for any shares of Frontstep Common Stock, the Board of Directors of Frontstep shall have failed to recommend against acceptance of such tender or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender or exchange offer by its shareholders, or (iv) the Board of Directors of Frontstep negotiates or authorizes the conduct of negotiations with a third party (it being understood and agreed that "negotiate" shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal) regarding an Acquisition Proposal other than the Merger, or (v) any Person (other than a MAPICS Entity) shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% of the outstanding shares of Frontstep Common Stock after the date hereof; or

         (g) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e).

10.2 EFFECT OF TERMINATION.

         In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.7(b), and Article 11, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS.

         Except for this Section 10.3, Section 8.9, Section 8.13, Section 8.14 and Article 1, Article 2, Article 3 and Article 11, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

                            ARTICLE 11 MISCELLANEOUS

11.1 DEFINITIONS.

         (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "ACQUISITION PROPOSAL" means any proposal (whether communicated to Frontstep or publicly announced to Frontstep's shareholders) by any Person (other than MAPICS or any of its Affiliates) for an Acquisition Transaction involving Frontstep or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute twenty percent (20%) or more of the consolidated assets of Frontstep as reflected on Frontstep's consolidated statement of condition prepared in accordance with GAAP.

                  "ACQUISITION TRANSACTION" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement, including the conversion of the Frontstep Preferred Stock into Frontstep Common Stock and the exercise of the Frontstep Note Warrants) involving: (i) any acquisition or purchase from Frontstep by any Person or "Group" (other than MAPICS or any of its Affiliates) of 20% or more in interest of the total outstanding voting securities of Frontstep or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or "Group" (other than MAPICS or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of Frontstep or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Frontstep pursuant to which the shareholders of Frontstep immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction;
         (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of Frontstep; or (iii) any liquidation or dissolution of Frontstep.

                  "AFFILIATE" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "ASSETS" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "BANKRUPTCY CODE" means the Bankruptcy Code, Title 11, United States Code.

                  "BUSINESS DAY" means any day other than a Saturday or Sunday or any day on which national banks are authorized or regulated by law to close. Any reference to "days" (unless Business Days are specified) shall mean calendar days.

                  "CLOSING DATE" means the date on which the Closing occurs.

                  "CONFIDENTIALITY AGREEMENT" means that certain Mutual Non-Disclosure Agreement, dated March 1, 2002, between Frontstep and MAPICS.

                  "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "CONVERTIBLE NOTES" means the 10% Subordinated Notes due May 10, 2004 in an aggregate principal amount of $5,000,000 issued by Frontstep.

                  "DEFAULT" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

                  "DIRECTOR PLAN" means the Amended and Restated Frontstep, Inc. Stock Option Plan for Outside Directors.

                  "EMPLOYEE BENEFIT PLAN" means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or
         (v) arrived at through collective bargaining or otherwise.

                  "ENVIRONMENTAL LAWS" means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "EQUITY RIGHTS" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" means any entity which together with a Frontstep Entity would be treated as a single employer under Code
         Section 414.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "EXHIBITS" 1 through 4, inclusive, means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "FOOTHILL" means Foothill Capital Corporation.

                  "FOOTHILL WARRANT" means the Amended and Restated Common Share Purchase Warrant, dated November 15, 2001, issued by Frontstep to Foothill and providing for the to purchase 550,000 shares of Frontstep Common Stock, as amended.

                  "FRONTSTEP COMMON STOCK" means the no par value common stock of Frontstep.

                  "FRONTSTEP CREDIT FACILITY" means that certain Loan and Security Agreement, dated as of July 17, 2001, by and between Foothill Capital Corporation and Frontstep, as amended.

                  "FRONTSTEP DISCLOSURE MEMORANDUM" means the written information entitled "Frontstep, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to MAPICS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "FRONTSTEP ENTITIES" means, collectively, Frontstep and all Frontstep Subsidiaries.

                  "FRONTSTEP FINANCIAL ADVISOR" means Updata, Inc. or William Blair & Co., Inc.

                  "FRONTSTEP FINANCIAL STATEMENTS" means (i) the consolidated balance sheets (including related notes and schedules, if any) of Frontstep as of June 30 and September 30, 2002, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended September 30, 2002, and for each of the three fiscal years ended June 30, 2002, 2001 and 2000, and as filed by Frontstep in SEC Documents, and (ii) the consolidated balance sheets of Frontstep (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 2002.

                  "FRONTSTEP MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Frontstep and its Subsidiaries, taken as a whole, or (ii) the ability of Frontstep to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, including without limitation, any appointment of, or the taking of possession by a receiver, custodian, trustee, or liquidator of any Frontstep Entity or of all or a substantial part of its property, general assignment by a Frontstep Entity for the benefit of its creditors, commencement by a Frontstep Entity of a voluntary proceeding under the Federal Bankruptcy Code or under any other law relating to relief from creditors generally, or failure by a Frontstep Entity to contest in a timely or appropriate manner, or acquiescence in writing to, any petition filed against it in an involuntary proceeding under the Bankruptcy Code or under any other law relating to relief from creditors generally, or any application for the appointment of a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property, or its liquidation, reorganization, dissolution, or winding-up; provided that "Material Adverse Effect" shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, or (C) actions and omissions of Frontstep (or any of its Subsidiaries) taken with the prior informed written Consent of MAPICS in contemplation of the transactions contemplated hereby.

                  "FRONTSTEP NOTE WARRANTS" means Warrants for the Purchase of 600,000 Shares of Common Stock of Frontstep dated March 7, 2002 issued by Frontstep in connection with the issuance and sale of the Frontstep Convertible Notes.

                  "FRONTSTEP PREFERRED STOCK" means the no par value Series A Convertible Participating Preferred Stock of Frontstep.

                  "FRONTSTEP STOCK PLANS" means the Director Plan, the Frontstep Amended and Restated Non-Qualified Stock Option Plan for Key Employees, the Frontstep Second

         Amended and Restated 1999 Non-Qualified Stock Option Plan for Key Employees and the Symix Non-Qualified Stock Option Plan for Key Executives.

                  "FRONTSTEP SUBSIDIARIES" means the Subsidiaries of Frontstep, which shall include the Frontstep Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Frontstep in the future and held as a Subsidiary by Frontstep at the Effective Time.

                  "GAAP" means generally accepted accounting principles in the United States, consistently applied during the periods involved.

                  "GBCC" means the Georgia Business Corporation Code.

                  "HAZARDOUS MATERIAL" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

                  "HSR ACT" means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "INDEBTEDNESS" of a Person as of any particular date means (a) all indebtedness or other obligations of such Person for borrowed money, including without limitation, accrued interest, all amendment and other fees related thereto and all prepayment penalties thereunder or for the deferred purchase price of property or services, including without limitation, all such obligations pursuant to the Convertible Notes, the Mitsui Notes and the Frontstep Credit Facility; and (b) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee.

                  "INTELLECTUAL PROPERTY" means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including the source code and object code forms thereof or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "JOINT PROXY STATEMENT" means the proxy statement used by Frontstep and MAPICS to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of MAPICS relating to the issuance of the MAPICS Common Stock to holders of Frontstep Common Stock.

                  "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

                  "LAW" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "LIABILITY" means any direct or indirect, primary or secondary, liability (including any liability for Taxes), indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                  "LITIGATION" means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                  "LOSSES" means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

                  "MAPICS CAPITAL STOCK" means, collectively, the MAPICS Common Stock, the MAPICS Preferred Stock and any other class or series of capital stock of MAPICS.

                  "MAPICS COMMON STOCK" means the $0.01 par value common stock of MAPICS.

                  "MAPICS DISCLOSURE MEMORANDUM" means the written information entitled "MAPICS Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Frontstep describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "MAPICS ENTITIES" means, collectively, MAPICS and all MAPICS Subsidiaries.

                  "MAPICS MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of MAPICS and its Subsidiaries, taken as a whole, or (ii) the ability of MAPICS to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "MAPICS Material Adverse Effect" shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) actions and omissions of MAPICS (or any of its Subsidiaries) taken with the prior informed written Consent of Frontstep in contemplation of the transactions contemplated hereby, (D) failure of MAPICS to meet the revenue or earnings predictions of equity analysts (as reflected in the First Call consensus estimate), or any other published revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement, or (E) changes in the market price or trading volume of MAPICS Common Stock.

                  "MAPICS PREFERRED STOCK" means the $1.00 par value preferred stock of MAPICS.

                  "MAPICS RIGHTS" means the Equity Rights issued pursuant to the MAPICS Rights Agreement.

                  "MAPICS RIGHTS AGREEMENT" means that certain Amended and Restated Rights Agreement, dated as of March 30, 1998, among MAPICS, Inc. a Georgia corporation, MAPICS, Inc., a Massachusetts corporation and BankBoston, N.A., as Rights Agent.

                  "MATERIAL" or "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "MITSUI" means Mitsui & Co., Ltd., Mitsui & Co. Asia Investment Ltd. and MVC Corporation.

                  "MITSUI NOTES" means the Convertible Subordinated Note Agreements, dated May 13, 2002, as amended on September 1, 2002 and the Convertible Subordinated Note Agreement dated July 22, 2002 in an aggregate principal amount of $2,032,018 issued by Frontstep in favor of Mitsui.

                  "NEW FOOTHILL WARRANT" means the Warrant in the form of
         Exhibit 4.

                  "NASDAQ" means Nasdaq Stock Market, Inc.

                  "NASDAQ NATIONAL MARKET" means the National Market System of the Nasdaq Stock Market, Inc.

                  "OPERATING PROPERTY" means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "PARTICIPATION FACILITY" means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "PARTY" means any of Frontstep, Sub or MAPICS, and "PARTIES" means Frontstep, Sub and MAPICS.

                  "PERMIT" means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                  "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "REGISTRATION STATEMENT" means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by MAPICS under the Securities Act with respect to the shares of MAPICS Common Stock to be issued to the shareholders of Frontstep in connection with the transactions contemplated by this Agreement.

                  "REGULATORY AUTHORITIES" means, collectively, the SEC, the Nasdaq National Market, the FTC the DOJ, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "REPRESENTATIVE" means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

                  "RESTRUCTURING AGREEMENT" means the agreement between Frontstep and each holder of Frontstep Preferred Stock, dated November 24, 2002, a true and correct copy of which is attached hereto as
         Exhibit 2.

                  "SEC" means the United States Securities and Exchange Commission.

                  "SEC DOCUMENTS" means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SECURITIES LAWS" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "SERIES A WARRANTS" means the Warrants for the purchase of 453,546 Common Shares dated May 10, 2000 issued to the holders of the Series A Preferred Stock of Frontstep.

                  "SHAREHOLDERS' MEETINGS" means the respective meetings of the shareholders of Frontstep and shareholders of MAPICS to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

                  "SUB COMMON STOCK" means common stock, $0.01 par value per share, of Sub.

                  "SUBSIDIARIES" means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                  "SUPERIOR PROPOSAL" means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Frontstep Entities and (ii) with respect to which the Board of Directors of Frontstep (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to Frontstep's shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Frontstep, after obtaining the advice of a financial advisor of nationally recognized reputation, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by MAPICS in response to such Acquisition Proposal).

                  "SURVIVING CORPORATION" means Frontstep as the surviving corporation resulting from the Merger.

                  "TAX" or "TAXES" means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                  "TAX RETURN" means any report, return, information return, declaration, claim for refund, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  "TRANSACTION FEES" means professional fees (including attorneys' fees and accounting fees, other than fees payable to attorneys for Foothill and audit fees attributable to the normal year-end audit) and investment banking and other fees (other than fees related to the solicitation of proxies in connection with the approval of the Merger, the filing of the Registration Statement and the printing of the Joint Proxy Statement) paid with respect to, or payable upon consummation of, the transactions contemplated hereby; provided, however, if prior to the Closing any claim, demand, action or cause of action shall be asserted against Frontstep or any of its officers or directors based upon or arising out of this Agreement or the transactions contemplated hereby or any Acquisition Proposal shall be undertaken by a third party, the reasonable fees and expenses paid or incurred by Frontstep in connection with the defense of any such claim, demand, action or cause of action or defensive actions taken with respect to any such Acquisition Proposal shall not be deemed Transaction Fees hereunder.

         (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

TERM                                             PAGE

Acquisition Agreement..............................35
Agreement...........................................1
Antitrust Laws.....................................37
Certificates........................................6
Closing.............................................2
DOJ................................................37
DOL................................................18
Effective Time......................................2
ESPP...............................................41
Exchange Agent......................................6
Exchange Ratio......................................3
Fox.................................................8
Frontstep...........................................1
Frontstep Benefit Plans............................18
Frontstep Contracts................................21
Frontstep ERISA Plan...............................18
Frontstep Insiders..................................6
Frontstep Options...................................4
Frontstep SEC Reports..............................11
Frontstep Shareholder Approval.....................34
Frontstep, Inc......................................2
FTC................................................37
GBCC................................................1
Georgia Takeover Laws..............................28
Indemnified Party..................................41
IRS................................................18
MAPICS..............................................1
MAPICS SEC Reports.................................26
MAPICS Shareholder Approval........................35
Maximum Amount.....................................41
Merger..............................................2
New Mitsui Note(s).................................46
New Note(s)........................................45
ORC.................................................1
Outside Date.......................................48
Pre-Closing Balance Sheet..........................30
Section 16 Information..............................6
Sub.................................................1
Subsequent Determination...........................35
Takeover Laws......................................23
Tax Opinions.......................................43
Termination Fee....................................61
Transaction Fees...................................44
Voting Agreements...................................1
Warn Act...........................................17


         (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2 EXPENSES.

         (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement. Notwithstanding the foregoing, if the Closing occurs, MAPICS shall pay or assume all of the expenses of Frontstep that are solely and directly related to the Merger in accordance with the guidelines established in IRS Revenue Ruling 73-54, 1973-1 Cumulative Bulletin 187, including without limitation, filing, registration and application fees, printing fees and fees and expenses of Frontstep's financial or other consultants, investment bankers, accountants, and counsel. MAPICS shall not be obligated to pay or assume the fees or expenses of Davis Polk and Wardwell in connection with the Merger.

         (b) Notwithstanding the foregoing, if:

                  (i) Either (A) Frontstep or MAPICS terminates this Agreement pursuant to Section 10.1(e) and (x) there has been publicly announced and not withdrawn another Acquisition Proposal or (y) Frontstep has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by this Agreement, or (B) MAPICS terminates this Agreement pursuant to Section 10.1(c), and within twelve months of such termination Frontstep shall either (I) consummate an Acquisition Transaction or (II) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (I) and (II), the references to the 20% and 80% amounts in the definition of Acquisition Transaction to 50%); or

                  (ii) MAPICS shall terminate this Agreement pursuant to Section 10.1(d)(iii) as a result of the failure to obtain the approval of Frontstep's shareholders contemplated thereby; or

                  (iii) MAPICS shall terminate this Agreement pursuant to
         Section 10.1(f);

then Frontstep shall pay to MAPICS an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) plus the amount of MAPICS's reasonable out-of-pocket costs and expenses associated with the transactions contemplated hereby (collectively, the "TERMINATION FEE"). Frontstep hereby waives any right to set-off or counterclaim against such amount. If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 11.2, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsections (b)(ii) and (b)(iii) of this Section 11.2, the Termination Fee shall be paid in same-day funds not later than two business days from the date of termination of this Agreement.

         (c) The Parties acknowledge that the agreements contained in paragraph
(b) of this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Frontstep fails to pay promptly any fee payable by it pursuant to this Section 11.2, then Frontstep shall pay to MAPICS, its costs and expenses (including attorneys' fees) in connection with collecting such fee, together with interest on the amount of the fee at the Prime Rate plus two percent (2%) from the date such payment was due under this Agreement until the date of payment.

         (d) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by Frontstep of the terms of this Agreement or otherwise limit the rights of MAPICS.

11.3 BROKERS AND FINDERS.

         Except for Updata, Inc. and William Blair & Co., Inc. as to Frontstep and except for SunTrust Capital Markets, Inc. as to MAPICS, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker's representing or being retained by or allegedly representing or being retained by Frontstep or by MAPICS, each of Frontstep and MAPICS, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 ENTIRE AGREEMENT.

         Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.7(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.13 and Section 8.14.

11.5 AMENDMENTS.

         To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Frontstep Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Frontstep Common Stock without the further approval of such shareholders; and further provided, that after any such approval by the holders of MAPICS Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of Frontstep Common Stock will be exchanged for shares of MAPICS Common Stock shall not be amended after the Shareholders' Meetings in a manner adverse to the holders of MAPICS Common Stock without any requisite approval of the holders of the issued and outstanding shares of MAPICS Common Stock entitled to vote thereon.

11.6 WAIVERS.

         (a) Prior to or at the Effective Time, MAPICS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Frontstep, to waive or extend the time for the compliance or fulfillment by Frontstep of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of MAPICS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of MAPICS.

         (b) Prior to or at the Effective Time, Frontstep, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by MAPICS or Sub, to waive or extend the time

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for the compliance or fulfillment by MAPICS or Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Frontstep under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Frontstep.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 ASSIGNMENT.

         Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 NOTICES.

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                  Frontstep:          Frontstep, Inc.
                                      2800 Corporate Exchange Drive, Suite 400
                                      Columbus, Ohio  43231

                                      Facsimile Number:  (614) 895-2972

                                      Attention:  Mr. Stephen Sasser

                  Copy to Counsel:    Vorys, Sater, Seymour and Pease LLP
                                      52 East Gay Street
                                      Columbus, Ohio  43215
                                      Facsimile Number:  (614) 464-6350

                                      Attention:  Ivery D. Foreman

                  MAPICS:             MAPICS, Inc.
                                      1000 Windward Concourse Parkway
                                      Alpharetta, Georgia  30005

                                      Facsimile Number:  (678) 319-8949

                                      Attention:  Mr. Martin D. Avallone

                  Copy to Counsel:    Alston & Bird LLP
                                      One Atlanta Center
                                      1201 West Peachtree Street
                                      Atlanta, Georgia  30309-3424
                                      Facsimile Number:  (404) 253-8188

                                      Attention:  Sidney J. Nurkin

11.9 GOVERNING LAW.

         Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia. The Parties all expressly agree and acknowledge that the State of Georgia has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia. If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the exclusive jurisdiction of the state courts of Fulton County, Georgia.

11.10 COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 CAPTIONS; ARTICLES AND SECTIONS.

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12 INTERPRETATIONS.

         Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13 ENFORCEMENT OF AGREEMENT.

         The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 SEVERABILITY.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.


                             MAPICS, INC.


                             By:       /s/ Richard C. Cook
                                      -----------------------------------------
                                      President



                             FP ACQUISITION SUB, INC.



                             By:       /s/ Richard C. Cook
                                      -----------------------------------------
                                      President



                             FRONTSTEP, INC.



                             By:      /s/ Stephen A. Sasser
                                      -----------------------------------------
                                      President